Exhibit 1

PURCHASE AGREEMENT

This Purchase Agreement is entered into to be effective as of the 13th day of July, 2007 (the “Effective Date”), and is by and between Jacqueline B. Mars as Trustee of the Jacqueline Badger Mars Trust dated February 5, 1975 (“Mars Trust”), Jacqueline B. Mars individually (“Mars”), and Sentient USA Resources Fund II, L.P., a Delaware limited partnership (“Sentient II LP”).

R E C I T A L S

WHEREAS, as described in detail below, the Mars Trust owns shares of common stock of, and has made several loans to, AmerAlia, Inc., a Utah corporation (“AmerAlia”), and the Mars Trust and/or Mars have also provided several financial accommodations to AmerAlia, Natural Soda Holdings, Inc. (“NSHI”), a subsidiary of AmerAlia, and/or Natural Soda, Inc. (“NSI”), a subsidiary of NSHI, which accommodations resulted in several agreements and/or promissory notes from AmerAlia, NSHI and/or NSI;

WHEREAS, Sentient II LP has agreed to purchase and Mars Trust has agreed to sell the Mars Interests (defined below) on the terms and conditions set forth herein; and

WHEREAS, the parties have agreed to set forth their understandings concerning the foregoing in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises, the representations, covenants and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           Reciprocal Representations and Warrantie s. The parties each covenant, represent, and warrant to the other that:

(i)           Organization and Standing. If it is an entity, it has been duly organized and is validly existing.

(ii)          Power and Authority. It has the full power and authority to carry on its business as it is now being conducted and to carry out the transactions contemplated by this Agreement; and the execution of and performance by it under this Agreement and the other documents to be delivered as part of the transactions contemplated hereby have been properly authorized.

(iii)        No Conflict. Neither the execution and delivery of this Agreement and the other documents executed or required to be executed hereunder nor the consummation of the transactions contemplated hereby or thereby will violate, breach, be in conflict with, or constitute a default under, or permit the termination or acceleration of the maturity of, or result in the imposition of any lien, claim, or encumbrance upon any of its assets pursuant to the terms of any note, bond, mortgage, deed of trust, loan, lease, other arrangement, agreement, or instrument or any judgment, order, injunction, or decree to which it is a party or by which it or its property or any of is assets is bound or subject.

(iv)        Binding Effect. This Agreement and each of the documents to be executed and delivered pursuant to the transactions contemplated hereby are, or when executed and delivered against the consideration to be received therefor will be, legal, valid, and binding obligations, enforceable in accordance with their terms.

(v)          Consents. No consent of any party (excluding any consent that may be required by AmerAlia, NSHI, or NSI) is necessary for the consummation of the transactions contemplated hereby.

(vi)           Expenses. Each party will pay all its expenses and costs, including fees of legal counsel and accountants, incurred in connection with the execution and delivery of, and performance by it under, this Agreement.

2.            Representations and Warranties of Mars and the Mars Trust. To the best of their knowledge Mars and the Mars Trust, jointly and severally, represent and warrant as follows:

(a)          The Mars Trust and/or Mars owns the following, free and clear of all liens, claims, and encumbrances:

(i)           7,929,820 shares of common stock of AmerAlia;

(ii)          Promissory notes and accounts receivable:

(1)          Promissory Note, dated March 1, 2004, in the principal amount of $469,628, from AmerAlia payable to the order of the Mars Trust, including, as of June 30, 2007, interest owed thereon of $119,894.00.

(2)           Rights under the promissory notes listed on the attached Schedule of Mars Trust Series C Securities Backed Obligations (excluding for the purposes of this subparagraph (2), the Bank of America Loan described in subsection (ii) below, and the “Residual” Promissory Note described in subparagraph (1) above). As of June 30, 2007, the total amount of principal on these promissory notes is $1,872,226.83 and interest owed thereon is $121,647.04.

(3)          Rights to be repaid by AmerAlia for unsecured advances made by Mars ($6,827 for the FYE 6/30/2004). As of June 30, 2007, the amount of interest owed thereon is $nil.

(4)          Rights to be repaid by AmerAlia for unsecured advances made by Mars Trust for legal expenses ($35,000). As of June 30, 2007, the amount of interest owed thereon is $647.65.

(iii)        Rights under the Third and Fourth Amended and Restated Guaranty Agreements, as amended by an Addendum to the Third and Fourth Amended and Restated Guaranty Agreements (“Guaranty Agreements”), dated to be effective as of March 19, 2004, by and among NSHI, NSI, and the Mars Trust, including rights under a Series C Debenture Pledge

Agreement, dated March 19, 2004, by AmerAlia for the benefit of the Mars Trust (concerning the pledge to the Mars Trust by AmerAlia of $9,921,583 principal amount of Unsecured Subordinated Series C Debentures due February 19, 2008, issued by NSHI to AmerAlia) plus interest of $75,425 as of June 30, 2007;

(iv)         Rights under a Support Agreement, as amended by an Addendum to Support Agreement (“Support Agreement”) dated effective March 19, 2004, by and among NSHI, NSI, and the Mars Trust including rights under a Support Pledge Agreement, dated March 19, 2004, by NSI for the benefit of the Mars Trust (concerning the pledge to the Mars Trust by NSI of $750,000 principal amount of NSHI’s Senior Secured Series A 10% Debentures due September 30, 2005 issued by NSHI to NSI);

(v)          All rights incidental to each of the foregoing, including, without limitation, rights to accrued but unpaid interest on any debt obligations, and contingent as well as any unknown rights; and

(vi)        All rights of subrogation that either the Mars Trust or Mars may have under common law, by contract, or otherwise, related to the foregoing.

The foregoing are collectively referred to herein as the “Mars Interests.”

(b)          Neither Mars nor the Mars Trust has previously transferred any contract rights, securities, notes, receivables, property or other interests related to AmerAlia, NSHI, NSI, or any of their properties, investments, assets, obligations or operations. Upon closing this transaction, neither Mars nor the Mars Trust will retain any contract rights, securities, notes, receivables, property or other interests related to AmerAlia, NSHI, NSI, or any of their properties, investments, assets, obligations or operations. As a result of this Agreement, Mars and the Mars Trust intend to transfer to Sentient II LP all rights, title and interests of Mars and the Mars Trust that relate to any contract rights, securities, notes, receivables, property or other interests related to AmerAlia, NSHI, NSI, or any of their properties, investments, assets, obligations or operations. The parties do not intend to transfer or to terminate the obligations of Mars or the Mars Trust pursuant to that certain letter dated March 19, 2004, from AmerAlia, Mars, and the Mars Trust addressed to Sentient Global Resources Trust No. 1 and Sentient Global Resources Fund I, L.P. concerning release and waiver of claims that are described therein.

(c)          The originals of the pledged securities (i.e., $9,921,583 NSHI Series C Debentures) (collectively the “Pledged Securities”) have been (i) in the actual continuous possession of Mars and/or the Mars Trust since on or about, March 19, 2004, and (ii) will be delivered to Sentient II LP. The original $750,000 of NSHI’s Series A Debentures pledged to Mars Trust cannot be located. At Closing, if has not been located, Mars Trust and Mars will provide a lost instrument affidavit and indemnity, in the form that is attached hereto;

(d)          The security interest of Mars Trust in and to the Pledged Securities is first priority and continuously perfected since March, 2004;

(e)          No voting agreements entered into by Mars or the Mars Trust will be binding on Sentient II LP as the successor in interest to their rights as contemplated hereby;

(f)           Sentient II LP is not assuming and will not be liable for any liabilities related to any of the Mars Interests. Other than as set forth in this Agreement, to the best of their knowledge, neither Mars nor Mars Trust has any liabilities related to AmerAlia, NSHI, or NSI and, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against it which could give rise to any such liability related to the Mars Interests.

(g)          The Mars Trust currently has enabled NSI and/NSHI to obtain the following bonds or letters of credit:

BLM Mineral Lease Bonds - NSI leases	$ 542,000
Rock School Lease	35,000
Letter of credit re: EPA underground injection control permit	231,730
Letter of credit re: DMG mining permit	150,750
$ 959,480

(h)          Attached hereto are true, accurate and complete copies of the Guaranty Agreements and the Support Agreement, none of which has been amended or terminated.

(i)           In addition to the foregoing representations and warranties, Mars and the Mars Trust have disclosed all material facts related to the Mars Interests and have not omitted to state any fact necessary to prevent what has been disclosed from being misleading.

As used in this Section 2, “to the best of their knowledge” means that Mars and the Mars Trust have inquired into and investigated the matter, including reviewing the documents and Mars’ and Mars Trust’s books and records involved, and as a result of that review and any other investigation appropriate for a transaction of this magnitude, and have no reason to believe that the representation or warranty is not complete and accurate.

3.            Purchase and Sale of Mars Interests. Subject to the terms and conditions contained herein, at Closing, Sentient II LP shall purchase the Mars Interests (defined above) and Mars Trust shall sell, assign, transfer and deliver to Sentient II LP, the Mars Interests, free and clear of all liens, pledges, charges or encumbrances of any nature.

4.            Purchase Price. In consideration for the Mars Interests, at the Closing, Sentient II LP shall pay to Mars Trust the purchase price of Five Million and no/100 Dollars ($5,000,000) (“Minimum Payment”) plus the Contingent Payment, if earned. Upon the closing of a Qualifying Transaction (defined below), the amount of the Contingent Payment shall be One Million and No/100 Dollars ($1,000,000) plus 4% of the amount by which the Sales Price of a Qualifying Transaction exceeds $50,000,000, up to a maximum Contingent Payment of $3,000,000. The Purchase Price, including the Contingent Payment, if earned, will be payable as follows:

(a)          Minimum Payment. The minimum payment shall be $5,000,000 in cash, cashiers or certified check or by wire transfer of immediately available funds which shall be paid at Closing.

(b)          Contingent Payment. The Contingent Payment shall be due and payable at the closing of the Qualifying Transaction.

(c)          Definitions. For the purposes of this Agreement, the following terms shall mean:

(i)    “Qualifying Transaction” means a sale by Sentient II LP and its affiliates of all or any portion of its or their investments in AmerAlia, NSHI and NSI to any third party (i.e., excluding distributions, transfers or sales to any of their investors or affiliates) for more than $50,000,000 at any time prior to the expiration of three (3) years after the effective date of this Agreement. If no sale has closed prior to three years after the effective date of this Agreement, the amount of the Contingent Payment shall be zero.

(ii)   “Sales Price” shall be the arm’s-length sales price, including the fair market value of all property to be received by or on behalf of the Seller.

5.            Allocation of Purchase Price. The purchase price shall be allocated as follows: to the shares of AmerAlia common stock, at $0.30 per share, and the balance of the Purchase Price, including any Contingent Payment shall be allocated prorata to the principal amounts owed by AmerAlia pursuant to (i) the Addendum to the Third and Fourth Amended and Restated Guaranty (i.e., $9,921,583) and (ii) the Promissory Note for $469,628.

6.            Conditions Precedent. The obligations of Sentient II LP to purchase the Mars Interests and to pay the Purchase Price described herein are expressly conditioned upon the satisfaction of each of the following conditions precedent at or prior to Closing:

(a)          Satisfaction of Loan. The Mars Trust shall have paid off in full all amounts owed to the Bank of America by AmerAlia and guaranteed by Mars, individually, Loan Number 51-579258/265/TW, in the principal amount of $9,921,583.00 (plus interest). A copy of a pay off quote or other satisfactory proof of payment shall be delivered to Sentient II LP.

(b)          Delivery of Instruments. Mars and the Mars Trust shall have delivered to Sentient II LP each original instrument included as part of the Mars Interests, including each of the original promissory notes, each original pledged security, and the related guarantees, pledges, support agreements and all amendments thereto. If any original instruments cannot be located, a commercially reasonable affidavit of loss and indemnification agreement shall be provided in lieu of the original(s).

(c)          Termination of Agreement to Share Proceeds. The Mars Trust shall have executed and delivered the attached Termination of Agreement to Share Proceeds (Exhibit A).

(d)          Release of Claims. Sentient II LP shall have received a release in the form attached hereto as Exhibit B, executed by Mars and the Mars Trust.

(e)          Change of Bonding. Sentient II LP will cause Mars and/or the Mars Trust to be removed from any exposure related to bonding and/or letters of credit for the assets and operations of NSI and NSHI, thereby freeing up any letters of credit posted by Mars or the Mars Trust for such bonding or otherwise posted. Any instruments pledged or posted by the Mars Trust or by Mars as collateral for such bonds or in lieu of such bonds are not included in the Mars Interests transferred hereby and shall be returned to the Mars Trust. The parties agree that this will require NSI and NSHI provide substitute collateral or make other arrangements for these bonds. If the bonding and letters of credit cannot be replaced prior to closing, Sentient II LP’s agrees that it will indemnify and hold Mars Trust harmless from and against all costs, expenses (including reasonable attorneys fees, costs and expenses) related to such bonds and letters of credit from and after the Closing.

7.            Investigation. Each of the parties represents to each of the others that she or it has made a complete, detailed and thorough investigation into the business affairs, prospects, assets, liabilities, and obligations of AmerAlia, NSHI and NSI. To the extent such party desires the assistance of professional accounting, tax and legal advisors, she or it has consulted them in connection with the transactions contemplated by this Agreement. Each party represents that she or it has had an opportunity to see any records or documents it deems necessary or appropriate to making or selling an investment in AmerAlia, NSHI, or NSI and that she or it is relying solely on the results of its independent investigation and the express representations contained herein in deciding to enter into the transactions contemplated by this Agreement. Other than as expressly set forth in this Agreement, no representation or warranty as to AmerAlia, NSHI and NSI, the financial condition of AmerAlia, NSHI and NSI, the quality of its assets, the adequacy of their capital, or the nature of their businesses and their future prospects has been made or is being relied upon by any party to this Agreement.

8.            Closing. The Closing shall occur at the later of: (i) twenty one (21) days after the Effective Date of this Agreement, (ii) ten (10) days after all conditions precedent have been satisfied or waived in writing, (iii) August 1, 2007, or (iv) such other time, date, and place as the parties hereto may mutually agree (such time, date, and place is referred to herein as the "Closing"). All transactions occurring at the Closing will be deemed to have taken place simultaneously as part of a single transaction and no transaction will be deemed to have been completed and no document, certificate, or instrument deemed to have been delivered until all transactions have been completed and all documents, instruments, and certificates have been delivered. The transfers that take place at Closing will be deemed to be effective as of the opening of business on the Closing. The parties agree that signatures may be transmitted by facsimile transmission (including .pdf files), provided that original signatures must be sent to the other party within three (3) business days of closing. All original instruments (or original lost instrument indemnities) shall be delivered to Gregory A. Smith prior to closing to be held by him in escrow (pursuant to the attached terms) pending authorization to release at Closing. The Minimum Payment will be delivered to Joel Kobert to be held in escrow (pursuant to the attached terms) pending authorization to release at Closing.

9.            Investment Intent. Sentient II LP is acquiring the Mars Interests for investment purposes only for its own account, and not with a view toward, or for resale in connection with, any distribution thereof, and it has no present intention of selling or distributing any such securities (although Sentient II LP may transfer one or more of the securities to AmerAlia, NSHI or NSI as part of a restructuring of one or more of those entities). Sentient II LP understands that the Mars Interests have not been registered under the Securities Act of 1933, as amended, and similar provisions of state law, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent as expressed herein.

10.         Mutual Covenants. For the benefit of each other, Mars, Mars Trust, and Sentient II LP, covenant, promise, and agree that:

(a)          Further Assurances. From time to time after the Closing, at the request of the other party, she or it will, without further consideration, execute and deliver such further instruments of conveyance, assignment, and transfer, assumption, or agreement to perform and discharge, pay, encumber or indemnify, as appropriate, in order to more effectively convey and transfer the Mars Interests to Sentient II LP.

(b)          Notification. Upon the occurrence of any event, whether by omission, commission or acquiescence, which causes any of the representations and warranties contained herein to no longer be true, or which will prevent any party from performing its covenants or satisfying the conditions contained herein, notification in writing will promptly be delivered to the other party describing the relevant circumstances in detail.

(c)          Expenses. Each party will pay all his or its expenses and costs, including fees of legal counsel and accountants, incurred in connection with the execution and delivery of, and performance by it under, this Agreement.

(d)          Indemnification. Each party will indemnify and hold harmless the other against any and all liabilities, obligations, damages, or deficiencies resulting from any omission, misrepresentation, breach of warranty, or non-fulfillment of any agreement contained in this Agreement or in any instrument, certificate, document or agreement to be delivered at Closing or as the result of the transactions contemplated hereby. Those matters are hereinafter referred to as claims. The party entitled to indemnification is referred to herein as the “indemnified party” and the party obligated to provide indemnification is referred to herein as the “indemnifying party.”

An indemnified party shall promptly advise an indemnifying party of the existence of any claim promptly after becoming aware of such claim. Thereafter the indemnifying party may notify the indemnified party in writing of an intention and agreement to undertake the defense, settlement or other resolution of the claim. If that happens, the indemnified party shall cooperate with the indemnifying party; provided, however, (i) any expenses reasonably incurred by the indemnified party shall be paid by the indemnifying party, and (ii) if reasonably requested by the indemnified party, the indemnifying party shall provide satisfactory assurances of its ability to resolve the claim including but not limited to providing evidence of sufficient funds available to satisfy the claim.

If the indemnifying party fails to provide the written notice and agreement described above, within ten days after notice of a claim from the indemnified party or if the indemnifying party fails to pay the expenses of or to provide assurances to the indemnified party as required above, the indemnified party may defend, settle, compromise or otherwise resolve the claim and the indemnifying party shall be responsible for damages, deficiencies, costs, expenses (including legal fees, costs and other expenses) incurred by the indemnified party in connection therewith.

11.          Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Colorado.

12.         Entire Agreement. This Agreement contains the entire understanding between the parties with respect to the subject matter hereof and supersedes all prior understandings, oral and written.

13.         Waiver and Modification. No waiver or modification of any term of this Agreement shall be enforceable unless it is in writing, signed by or on behalf of the party against whom such waiver or modification is asserted.

14.         Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but both of which together shall constitute but one agreement. The parties agree that closing may occur with the documents being executed and faxed or sent by email to each other, followed by mailing of the executed originals by mail within one business day.

15.          Survival. The representations, warranties and covenants contained in this Agreement shall survive the Closing and payment of the purchase price and shall have full force and effect regardless of any investigation by or on behalf of any party hereto.

16.         Attorney's Fees. If either party is required to engage in any proceedings, legal or otherwise, to enforce its rights under this Agreement, the prevailing party shall be entitled to recover from the other, in addition to any other sums due, the attorneys' fees, costs and disbursements involved in said proceedings.

17.         Arbitration. Any dispute, controversy, or claim arising under this Agreement, including alleged breaches hereof and defaults hereunder, shall be resolved by arbitration in accordance with the commercial arbitration rules of the American Arbitration Association then in effect. Arbitration proceedings shall be held in Denver, Colorado, or some other mutually acceptable location, and arbitration awards may be enforced in any court of competent jurisdiction. Arbitration shall be conducted by a single arbitrator selected by the parties who shall be qualified by training and experience to pass upon the matter of the dispute and shall not have to power to add to, ignore or modify any term or condition of this Agreement. In the event the parties are unable to agree upon a single arbitrator within a thirty (30) day period, the arbitrator shall be selected by the American Arbitration Association. The arbitration decision shall not go beyond what is necessary for the interpretation and application of this Agreement and shall be in writing and shall set forth findings of fact and conclusions of law, as appropriate, supported by a reasoned opinion. The cost of such arbitration shall be borne as determined by the arbitrator; provided however, each party shall bear the costs of preparing and presenting its own case.

18.          No Finder. No agent, broker or similar person is or will be entitled to any broker's or finder's fee in connection with the transaction contemplated by this Agreement.

19.         Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns, provided that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party.

20.          Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.

21.          No Third Party Beneficiaries. Nothing in this Agreement shall entitle any party other than Sentient II LP, Mars and the Mars Trust to any claim, cause of action, remedy or right of any kind.

22.          Notices. All notices, tender, delivery or other communications to be given shall be in writing and shall be deemed to be properly given if delivered, mailed or sent by wire or other telegraphic communication in the manner provided in this section,

If to Sentient II LP:	If to Mars Trust or Mars:

Mark Jackson Sentient USA Resources Fund II, L.P. c/o Sentient Executive MLP 1, Limited P.O. Box 10795APO, George Town Grand Cayman KY1-1108 Cayman Islands, BWI	Joel A. Kobert, Esq. Courter, Kobert & Cohen 1001 Route 517 Hackettstown, NJ 07840

With copies to (which shall not constitute notice):
Gregory A. Smith, Esq. 9800 Mt. Pyramid Ct., Suite 400 Englewood, Colorado 80112 The Sentient Group 1010 Sherbrooke Street West, Suite 1512 Montreal, Quebec H3A 2R7 Canada

Any party may change that party's address for these purposes by giving written notice of the change to the other party in the manner provided in this section. If sent by mail, any notice, delivery, or other communication shall be effective or deemed to have been given two (2) days after it has been deposited in the United States mail, duly registered or certified, with postage prepaid, and addressed as set forth above. If sent by wire or other form of telegraphic communication, including facsimile transmission, or if delivered by courier or personal service, any notice, delivery or other communication shall be effective or deemed to have been given upon receipt.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date and year described above, notwithstanding the actual date of execution.

[SIGNATURE PAGE FOLLOWS]

Mars Trust: Jacqueline Badger Mars Trust dated February 5, 1975 By: /s/ Joel Kobert Joel Kobert as attorney in fact for Jacqueline B. Mars as Trustee Date: July 11, 2007	Mars: /s/ Joel Kobert Joel Kobert as attorney in fact for Jacqueline B. Mars, individually
Sentient II LP: Sentient USA Resources Fund II, L.P. By: /s/ Mark Jackson Mark Jackson, Director Date: ____________________

SCHEDULE OF MARS TRUST SERIES C SECURITIES BACKED OBLIGATIONS

at June 30, 2007

Date of Issue	Description	Interest Rate		Principal Amount
	Bank of America Loan		$	9,921,583.00
1-Mar-04	**("Residual") Promissory Note**	7.00%	$	469,628.00
	Guaranty Promissory Notes:			
2-Apr-04	Promissory Note #1A	4.50%		27,749.94
3-May-04	Promissory Note #2	4.50%		26,978.77
2-Jul-04	Promissory Note #4A	4.50%		13,963.53
2-Aug-04	Promissory Note #5	4.50%		67,641.08
2-Sep-04	Promissory Note #6	4.50%		29,792.31
2-Oct-04	Promissory Note #7	4.50%		30,387.60
2-Nov-04	Promissory Note #8	4.50%		32,336.96
8-Dec-04	Promissory Note #9	4.50%		33,158.24
4-Jan-05	Promissory Note #10	4.50%		36,677.14
2-Feb-05	Promissory Note #11	4.50%		37,312.38
2-Mar-05	Promissory Note #12	4.50%		34,731.59
4-Apr-05	Promissory Note #13	4.50%		40,273.52
4-May-05	Promissory Note #14	4.50%		40,132.12
2-Jun-05	Promissory Note #15	4.50%		42,668.84
1-Jul-05	Promissory Note #16A	4.50%		42,423.21
2-Aug-05	Promissory Note #17	4.50%		45,317.71
2-Sep-05	Promissory Note #18A	4.50%		46,949.59
3-Oct-05	Promissory Note #19A	4.50%		46,889.32
2-Nov-05	Promissory Note #20	4.50%		50,096.88
2-Dec-05	Promissory Note #21	4.50%		49,960.68
3-Jan-06	Promissory Note #22	4.50%		50,007.20
6-Feb-06	Promissory Note #23	4.50%		54,295.08
14-Feb-06	Promissory Note #24	4.50%		24,803.96
2-Mar-06	Promissory Note #25A-3	4.58%		53,529.11
17-Mar-06	Promissory Note #25A-2 (reimburse Kobert legal fees advance)	4.58%		10,000.00
3-Apr-06	Promissory Note #26A	4.77%		56,793.59
2-May-06	Promissory Note #27A	4.85%		56,209.58
2-Jun-06	Promissory Note #28A	4.99%		59,648.63
3-Jul-06	Promissory Note #29A-2	5.05%		54,865.88
2-Aug-06	Promissory Note #30A	5.26%		62,109.51
31-Aug-06	Promissory Note #31A	5.26%		61,967.54
12-Sep-06	Promissory Note #32	5.13%		4,960.00
2-Oct-06	Promissory Note #33	5.00%		63,760.99
3-Nov-06	Promissory Note #34	4.89%		56,724.62
4-Dec-06	Promissory Note #35	4.97%		64,662.95
2-Jan-07	Promissory Note #36	4.88%		61,940.66
2-Feb-07	Promissory Note #37	4.93%		61,686.93
13-Feb-07	Promissory Note #38 (Legal fees advance to H&H)	4.93%		35,000.00
2-Mar-07	Promissory Note #39	5.06%		55,725.20
2-Apr-07	Promissory Note #40	4.90%		61,694.44
2-May-07	Promissory Note #41	4.85%		59,704.86
4-Jun-07	Promissory Note #42A	4.84%		61,694.69
	Total Guaranty Promissory Notes to 6-30-2007		$	**1,907,226.83**
	Total estimated accrued interest thru 6-30-07			317,613.96
	Total estimated other obligations		$	**2,224,840.79**
	Total JBMT Secured or guaranteed obligations		$	**14,523,278.62**
2-Jul-07	Promissory Note #43 (represents BoA interest due 6-22-07)	4.97%		59,704.86

Exhibit A

Termination of Agreement to Share Proceeds

In exchange for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, by signing below we hereby terminate Agreement to Share Proceeds, dated March 19, 2004, by and between Jacqueline Badger Mars Trust dated February 5, 1975 and Sentient USA Resources Fund, L.P. as successor in interest to Sentient Global Resources Trust No. 1 and Sentient Global Resources Fund I, L.P.

Mars Trust: Jacqueline Badger Mars Trust dated February 5, 1975 By:__________________________________ Joel Kobert as attorney in fact for Jacqueline B. Mars as Trustee Date: ____________________
Sentient USA Resources Fund, L.P. By: Mark Jackson, Director Date: ____________________

Exhibit B

General Release

GENERAL RELEASE

This General Release (“General Release”) is being executed and delivered as of July ____, 2007, by and among AmerAlia, Inc., a Utah corporation (“AmerAlia”), Natural Soda Holdings, Inc., a Colorado corporation (“NSHI”), Natural Soda, Inc., a Colorado corporation (“NSI”)(AmerAlia, NSHI and NSI are referred to herein as the “AmerAlia Parties”), Sentient Global Resources Fund I, LP (“Fund I”), Sentient Global Resource Trust No. I (“Trust I”), Sentient USA Resources Fund, L.P. (“Sentient LP ”), Sentient USA Resources Fund II, L.P. (“Sentient II LP”) (Sentient LP, Trust I, Fund I, and Sentient II LP are referred to herein as the “Sentient Parties”), Jacqueline B. Mars, an individual (“Mars”), and Jacqueline B. Mars as Trustee of the Jacqueline Badger Mars Trust dated February 5, 1975 (“Mars Trust”) (Mars and the Mars Trust are referred to herein as the “Mars Parties”).

Recitals

WHEREAS, Mars and the Mars Trust own certain interests referred to as the Mars Interests as that term is defined in a Purchase Agreement, dated on or about the same date as this General Release, by and between Mars and Mars Trust as sellers and Sentient II LP as purchaser (the “Purchase Agreement”);

WHEREAS, under the Purchase Agreement, Sentient II LP is acquiring all of Mars’ and Mars Trust’s rights, contract rights, securities, notes, receivables, property or other interests related to AmerAlia, NSHI, NSI, or any of their properties, investments, assets, obligations or operations;

WHEREAS, the AmerAlia Parties will benefit from the provision of the Purchase Agreement pursuant to which the Mars Parties will discharge an obligation owed by AmerAlia to the Bank of America;

WHEREAS, the parties intend to do the following:

(i) The AmerAlia Parties intend to waive and release all claims they or any of them has against the Mars Parties,

(ii) The Mars Parties intend to waive and release all claims they or any of them has against the Sentient Parties and the AmerAlia Parties, and

(iii) The Sentient Parties wish to waive and release all claims they or any of them has against the Mars Parties; and

WHEREAS, notwithstanding the provisions of the preceding Recital, the parties to this General Release do not intend to release any of the Retained Rights (defined below).

Agreement

In consideration of the recitals, the covenants contained herein and in the Purchase Agreement, and for other valuable consideration (the receipt and sufficiency of which are hereby acknowledged by the parties), the parties hereby covenant and agree as follows:

1.                   Releases; Retained Rights.

(a)          Except for the Retained Rights, the AmerAlia Parties for themselves and each person under AmerAlia Parties' direct or indirect control, hereby generally, irrevocably, unconditionally and completely release and forever discharge each of the Mars Parties and each of their Associated Parties from, and the AmerAlia Parties hereby irrevocably, unconditionally and completely waives and relinquishes, each of the Released Claims.

(b)        Except for the Retained Rights, the Mars Parties for themselves and each person under the Mars' Parties direct or indirect control, hereby generally, irrevocably, unconditionally and completely release and forever discharge each of the AmerAlia Parties and each of their Associated Parties and the Sentient Parties and each of their Associated Parties from, and the Mars Parties hereby irrevocably, unconditionally and completely waives and relinquishes, each of the Released Claims.

(c)        Except for the Retained Rights, the Sentient Parties for themselves and each person under the Sentient Parties' direct or indirect control, hereby generally, irrevocably, unconditionally and completely release and forever discharge each of the Mars Parties and each of their Associated Parties from, and hereby irrevocably, unconditionally and completely waives and relinquishes, each of the Released Claims.

(d)        Nothing in this General Release, including the releases set forth in Sections 1(a), 1(b) and 1(c) above, is intended to or shall be construed as a release, acquittal, discharge, covenant not to sue or indemnity of any and all claims related to or arising from the Retained Rights.

2.	Definitions.

(a)        The term “Associated Parties” when used herein shall mean and include: (i) the named party’s predecessors, successors, executors, administrators, heirs and estate; (ii) the named party’s past, present and future assigns, shareholders, direct and indirect parents, subsidiaries and affiliates, and all of their officers, directors, officers, attorneys or legal representatives, agents and representatives; (iii) each entity that the named party has the power to bind (by the named party’s acts or signature) or over which the named party directly or indirectly exercises control; and (iv) each entity of which the named party owns, directly or indirectly, at least 50% of the outstanding equity, beneficial, proprietary, ownership or voting interests.

(b)        The term “Claims” shall mean and include all past, present and future disputes, claims, controversies, demands, rights, rights to appeal, liens, allegations, obligations, liabilities, actions and causes of action of every kind and nature (whether in law or equity), including: (i) any unknown, unsuspected or undisclosed claim; (ii) any claim or right that may be asserted or exercised by a Releasor in Releasor’s capacity as a stockholder, director, officer or employee or in any other capacity; and (iii) any claim, counterclaim, right or cause of action based upon any breach of any express, implied, oral or written contract or agreement.

(c)        The term “Releasee” means each party named in Section 1 as being generally, irrevocably, unconditionally and completely released and forever discharged.

(d)        The term “Released Claims” shall mean and include each and every Claim that (i) Releasor or any person under the direct or indirect control of the Releasor may have had in the past, may now have or may have in the future against any of the Releasees or any Associated Party of the Releasee and (ii) has arisen or arises directly or indirectly out of, or relates directly or indirectly to, any circumstance, agreement, activity, action, omission, event or matter occurring or existing on or prior to the date of this General Release. Notwithstanding the breadth of the definition of Claims and Released Claims, the parties do not intend to include any of the Retained Rights as part of the Released Claims.

(e)        The term “Releasor” means each party named in Section 1 as generally, irrevocably, unconditionally and completely releasing and forever discharging one or more Releasees.

(f)         The term “Retained Rights” shall mean and include: (i) any rights or obligations arising under this General Release, (ii) any rights or obligations arising under the Purchase Agreement, (iii) any rights or obligations of the Mars Parties related to the Mars Interests specifically including any and all rights of subrogation (these interests and rights are transferred to Sentient II LP under the Purchase Agreement), provided, however, that the AmerAlia Parties intend to release the Mars Parties and their Associated Parties from any claims related to the Mars Interests and from all obligations to perform in the future under any agreement included as part of the Mars Interests, (iv) the waiver and release provisions, of the Mars Parties or any of the AmerAlia Parties pursuant to that certain letter dated March 19, 2004, from AmerAlia, Mars, and the Mars Trust addressed to Trust 1 and Fund I concerning release and waiver of claims together with a related agreement to indemnify that are described therein, provided, however that the Mars indemnification obligations under that letter shall be released, and (v) any obligations of the AmerAlia Parties that are owed to any of the Sentient Parties, their Associated Parties, or any of their affiliates or any rights of the Sentient Parties against any of the AmerAlia Parties.

3.	Representations and Warranties. Each Releasor represents and warrants that:

(a)        No promise, representation, inducement, or agreement not expressed in this General Release has been made to any of the Releasors; each of the Releasors is not relying on any promise, representation, inducement, or agreement in entering into this General Release except as expressly set forth in this General Release; and each of the Releasors has consulted with counsel of its own choosing prior to entering into this General Release and knowingly and freely enters this General Release without duress;

(b)        Releasor has not assigned, transferred, conveyed or otherwise disposed of any of its Released Claims against any of the Releasees, or any direct or indirect interest in any such Released Claims, in whole or in part;

(c)        to the best of the Releasor’s knowledge, no other person or entity has any interest in any of its Released Claims;

(d)        no person under the direct or indirect control of Releasor has or had any Claim against any of its Releasees or their Associated Parties;

(e)        no person under the direct or indirect control of Releasor will in the future have any Claim against its Releasees or their Associated Parties that arises directly or indirectly from or relates directly or indirectly to any circumstance, agreement, activity, action, omission, event or matter occurring or existing on or before the date of this General Release;

(f)         this General Release has been duly and validly executed and delivered by Releasor;

(g)        this General Release is a valid and binding obligation of the Releasor and persons under its direct or indirect control, and is enforceable against Releasor and each person under the Releasor's control in accordance with its terms;

(h)        there is no action, suit, proceeding, dispute, litigation, claim, complaint or investigation by or before any court, tribunal, governmental body, governmental agency or arbitrator pending or, to the best of the knowledge of Releasor, threatened against Releasor or any person under Releasor’s direct or indirect control that challenges or would challenge the execution and delivery of this General Release or the taking of any of the actions required to be taken by Releasor under this General Release;

(i)         neither the execution and delivery of this General Release nor the performance hereof will (i) result in any violation or breach of any agreement or other instrument to which Releasor or any person under Releasor’s direct or indirect control is a party or by which Releasor or any person under Releasor’s direct or indirect control is bound, or (ii) result in a violation or any law, rule, regulation, treaty, ruling, directive, order, arbitration award, judgment or decree to which Releasor or any person under Releasor’s direct or indirect control is subject; and

(j)         the persons executing this General Release on behalf of the Releasors have full and complete authority to do so, and to make and give the promises, releases and covenants set forth in this General Release and no authorization, instruction, consent or approval of any person or entity is required to be obtained by Releasor or any person under Releasor’s direct or indirect control in connection with the execution and delivery of this General Release or the performance hereof.

The representations of Mars and the Mars Trust in (b) and (i) above shall be limited to the best of their knowledge and “to the best of their knowledge” means that Mars and the Mars Trust have inquired into and investigated the matter, including reviewing the documents and Mars’ and the Mars Trust’s books and records involved, and as a result of that review and any other investigation appropriate for a transaction of this magnitude, there is no reason to believe that the representation is not complete and accurate.

4.          AmerAlia Representation and Warranty. Sentient II LP has provided the AmerAlia parties with a copy of the Purchase Agreement and is relying on the completeness of the description of the Mars Interests in the Purchase Agreement. To induce the Sentient Parties to execute this General Release, each of the AmerAlia Parties, jointly and severally, represents and warrants that the description of the Mars Interests that is contained in the Purchase Agreement is true, accurate and complete.

5.          Indemnification. Without in any way limiting any of the rights or remedies otherwise available to any Releasee, Releasor shall indemnify and hold harmless each Releasee against and from any loss, damage, injury, harm, detriment, lost opportunity, liability, exposure, claim, demand, settlement, judgment, award, fine, penalty, tax, fee, charge or expense (including attorneys’ fees) that is directly or indirectly suffered or incurred at any time by such Releasee, or to which such Releasee otherwise becomes subject at any time, and that arises directly or indirectly out of or by virtue of, or relates directly or indirectly to, (a) any failure on the part of Releasor to observe, perform or abide by, or any other breach of, any restriction, covenant, obligation, representation, warranty or other provision contained herein, or (b) the assertion or purported assertion of any of the Released Claims by Releasor or any of Releasor’s Associated Parties.

6.          Miscellaneous.

(a)        This General Release and prior drafts of this General Release are confidential and will not be disclosed voluntarily to the extent permitted by law.

(b)        This General Release sets forth the entire understanding of the parties relating to the subject matter hereof and supersedes all prior agreements and understandings among or between the Releasor and any of the Releasees relating to the subject matter hereof. No modification of this General Release shall be binding, unless evidenced in writing and signed by an authorized representative of the person against which such modification is being asserted. No breach of any provision of this General Release can be waived except in writing. Waiver of any one breach shall not be deemed to be a waiver of any other breach of the same or any other provisions hereof.

(c)        If any provision of this General Release or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (i) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (ii) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (iii) such invalidity or enforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this General Release. Each provision of this General Release is separable from every other provision of this General Release, and each part of each provision of this General Release is separable from every other part of such provision.

(d)        This General Release shall be construed in accordance with, and governed in all respects by, the laws of the State of Colorado (without giving effect to principles of conflicts of laws).

(e)        Any dispute, controversy, or claim arising under this General Release, including alleged breaches hereof and defaults hereunder, shall be resolved by arbitration in accordance with the commercial arbitration rules of the American Arbitration Association then in effect. Arbitration proceedings shall be held in Denver, Colorado, or some other mutually acceptable location, and arbitration awards may be enforced in any court of competent jurisdiction. Arbitration shall be conducted by a single arbitrator selected by the parties who shall be qualified by training and experience to pass upon the matter of the dispute and shall not have to power to add to, ignore or modify any term or condition of this Agreement. In the event the parties are unable to agree upon a single arbitrator within a thirty (30) day period, the arbitrator shall be selected by the American Arbitration Association. The arbitration decision shall not go beyond what is necessary for the interpretation and application of this Agreement and shall be in writing and shall set forth findings of fact and conclusions of law, as appropriate, supported by a reasoned opinion. The cost of such arbitration shall be borne as determined by the arbitrator; provided however, each party shall bear the costs of preparing and presenting its own case.

(f)         This General Release may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

(g)        Releasor shall execute and/or cause to be delivered to each Releasee such instruments and other documents, and shall take such other actions, as such Releasee may reasonably request for the purpose of carrying out or evidencing any of the actions contemplated by this General Release.

(h)        If any legal action or other legal proceeding relating to this General Release or the enforcement of any provision hereof is brought by Releasor or any Releasee, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements to the extent actually incurred (in addition to any other relief to which the prevailing party may be entitled).

(i)         This General Release shall inure to the benefit of the Releasees and their Associated Parties, their successors, representatives, agents, officers, directors, employees and assigns and shall be effective with respect to, and binding upon and enforceable against the Releasors and their Associated Parties.

(j)         Whenever required by the context, the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(k)        Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this General Release.

(l)         As used in this General Release, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation.”

 In Witness Whereof, the parities have caused this General Release to be executed as of the date first above written.

AmerAlia:AmerAlia, Inc., a Utah corporation By: __________________________ Title: ________________________	Fund I:Sentient Global Resources Fund I, LP By: __________________________ Title: ________________________
NSHI:Natural Soda Holdings, Inc., a Colorado corporation By: __________________________ Title: ________________________	Trust I:Sentient Global Resource Trust No. I By: __________________________ Title: ________________________
NSI:Natural Soda, Inc., a Colorado corporation By: __________________________ Title: ________________________	Sentient LP: Sentient USA Resources Fund, L.P. By: __________________________ Title: ________________________
Mars: _____________________________ Joel Kobert as attorney in fact for Jacqueline B. Mars, an individual	Sentient II LP: Sentient USA Resources Fund II, L.P. By: __________________________ Title: ________________________
Mars Trust: Jacqueline Badger Mars Trust dated February 5, 1975 _____________________________ Joel Kobert as attorney in fact for Jacqueline B. Mars as Trustee

Escrow Provisions

The purchase price will be held by the Law Firm representing Mars and the Mars Trust and the original documents will be held by the Law Firm representing the purchaser, pursuant to the terms of the Purchase Agreement and will only be disbursed by the respective Law Firms in accordance with the terms thereof. At Closing, the Law Firm will be authorize to and shall disburse (i) the purchase price to the seller and (ii) the original instruments to the purchaser.

If the entitlement to the funds/documents is not disputed, Law Firms will disburse each of them to the party that has the undisputed right to receive them. On the other hand, if there is a dispute as to all or any part, each of the Law Firms will hold the items that are in dispute (disbursing the undisputed portion) until it receives written instructions, signed by both parties to the Purchase Agreement, as to the proper disposition of said funds/instruments. In the event of any dispute between the parties hereto as to the facts of default, the validity or meaning of these instructions or any other fact or matter relating to the transaction between the parties, the Law Firms are instructed as follows: with respect to items held in escrow, the Law Firms, shall be under no obligation to act, except under process or order of court, or until it has been adequately indemnified to its full satisfaction, and shall sustain no liability for its failure to act pending such process or court order or indemnification. At any time after a dispute over the any item held in escrow arises, the Law Firms shall have the unfettered right to interplead the funds/documents in a court of appropriate jurisdiction which will determine the rights of the respective parties to the funds. Upon disbursement or interpleading as described herein, the Law Firms will be discharged from any obligations with respect to said items.

Other than as set forth herein, in its actions hereunder, the Law Firms shall be fully protected in every reasonable exercise of its discretion and shall have no obligations hereunder either party with respect to the funds, except as expressly set forth herein. In performing any of the Law Firm(s duties hereunder, the Law Firm shall not incur any liability to anyone for any damages, losses or expenses, except for willful default or for negligence, and the Law Firm shall, accordingly, not incur any such liability with respect to (i) any action taken or omitted in good faith upon advice of its counsel given in respect to any questions relating to the duties and responsibilities hereunder, or (ii) any action taken or omitted in reliance upon any instrument, including the written advice provided for herein, not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which we, in good faith believe to be genuine, to have been signed and presented by a proper person or persons, and to conform with the provisions of the Purchase Agreement.

AFFIDAVIT OF LOST INSTRUMENT AND AGREEMENT

TO INDEMNIFY CORPORATION, IN CONNECTION WITH REPLACEMENT

OF A LOST, STOLEN, OR DESTROYED STOCK CERTIFICATE

The undersigned was the pledgee of Certificate No. A-4, dated March 19, 2004, representing $750,000 of Senior Secured Series A 10% Debentures due September 30, 2005 issued by Natural Soda Holdings, Inc. (hereinafter called “NSHI”) to Natural Soda, Inc. (“NSI”), registered in the name of NSI and pledged to the Jacqueline Badger Mars Trust dated February 5, 1975 (“Mars Trust”) which certificate has been lost, stolen, or destroyed. The undersigned requests NSHI to issue or cause to be issued to NSI a new Certificate to replace Certificate No. A-4, which the undersigned warrants and represents was lost, stolen, or destroyed, without requiring the surrender of said lost, stolen, or destroyed Certificate for cancellation. In consideration of NSHI complying with said request, the undersigned, its personal and legal representatives, successors, and assigns, agrees to indemnify and hold harmless NSHI, from and against any and all claims, actions and suits, whether groundless or otherwise, and from and against any and all liabilities, losses, damages, costs, charges, counsel fees and other expenses, of every nature and character, which NSHI at any time shall or may sustain or incur as a result of the issue of a new Certificate representing $750,000 of Senior Secured Series A 10% Debentures due September 30, 2005of NSHI in place of said Certificate without requiring the surrender of said Certificate for cancellation, or by reason of any payment, transfer, exchange or other act which the NSHI may do or cause to be done with respect to said Certificate represented to have been lost, stolen, or destroyed, or by reason of any refusal to issue a new Certificate representing $750,000 of Senior Secured Series A 10% Debentures due September 30, 2005 of NSHI to any person offering to surrender said Certificate so represented to have been lost, stolen, or destroyed whether or not such liabilities, losses, costs, damages, counsel fees and other expenses arise or occur through accident, oversight, inadvertence or neglect on the part of NSHI, its officers, agents, servants or employees.

The undersigned has read the foregoing matters and does hereby swear and affirm that the representations contained herein are true, and that the facts sworn to by me represent matters in which I am competent and qualified to secure as evidence of which I set my hand and seal ________, 2007

________________________________________________ Joel A. Kobert, as attorney in fact for the Jacqueline Badger Mars Trust dated February 5, 1975

STATE OF _____________________ )

CITY/COUNTY OF _______________ ), TO WIT:

I HEREBY CERTIFY that on _________________, before me, Joel Kobert, as attorney in fact for the Jacqueline Badger Mars Trust dated February 5, 1975,subscribed to the within instrument, and made oath or affirmation in due form of law that the matters and facts set forth in the foregoing Affidavit are true and correct.

AS WITNESS, my hand and Notarial Seal.

Notary Public
My Comission expires: ___________________

SUPPORT AGREEMENT

This Support Agreement (this “Agreement”) is made and entered into this 18th day of December 2002, by and between Natural Soda AALA, Inc. (“NSAALA”), Natural Soda, Inc. (“NSI”), and Jacqueline Mars as trustee of the Jacqueline Badger Mars Trust (the “Trust”).

RECITALS

A.          NSAALA is in the process of acquiring substantially all of the assets of White River Nahcolite Minerals Ltd. Liability Co. (“WRNM”) pursuant to an Asset Purchase Agreement, dated as of December 18, 2002, between NSAALA, WRNM and their respective indirect parent companies (the “Acquisition”). In connection with the closing of the Acquisition, NSAALA must provide bonds, letters of credit, cash collateral or other security (collectively, “Bonds”) acceptable to various governmental agencies (collectively, the “Agencies”), including the U.S. Environmental Protection Agency, the U.S. Department of the Interior, Bureau of Land Management (the “BLM”), and the Colorado Division of Minerals and Geology, as required by the Agencies. NSAALA cannot obtain the necessary Bonds for the completion of the Acquisition and the operation of the assets and business being acquired from WRNM without further support from the Trust.

B.           In connection with its ownership of a sodium lease adjacent to the sodium leases being acquired by NSAALA for the Acquisition (the “Rock School Lease”), the Trust has provided NSI with the support necessary to obtain Bonds required for the exploitation of the Rock School Lease. Currently, the Trust has provided a letter of credit securing the issuance and maintenance of a $400,000 bond for the benefit of the BLM (the “NSI Bond”). NSI has requested that the Trust continue to support NSI in maintaining the NSI Bond.

AGREEMENT

NOW, THEREFORE, NSAALA, NSI and the Trust agree as follows:

1.            Continued Support for the NSI Bond. The Trust agrees to continue to provide support for the maintenance of the NSI Bond for the benefit of the BLM in accordance with this Agreement. In addition, the Trust agrees to provide letters of credit or other support necessary to permit NSI to obtain Bonds for the benefit of prospective vendors to NSI as required for the ownership, operation and maintenance of the Rock School Lease (the “NSI Vendor Bonds”).

2.            Support for the NSAALA Bonds. The Trust agrees to provide letters of credit or other support as and when necessary to permit NSAALA to obtain the following (collectively, the “NSAALA Bonds”):

Bond	Obligor	Amount
Mineral Lease Bond	U.S. Department of the Interior, Bureau of Land Management	$354,000
Performance Bond	United States Environmental Protection Agency	$231,730
Well Abandonment Bond	Colorado Division of Minerals and Geology	$150,750

3.            Bond Increases. The Trust acknowledges that one or more Agencies may increase the amount of the NSI Bond or the NSAALA Bonds or require additional NSAALA Bonds at any time and from time to time during the term of this Agreement in accordance with the rules of such Agency. Accordingly, the Trust will consider in its reasonable discretion requests to provide such additional support or letters of credit as are necessary to maintain the NSI Bond and such NSAALA Bonds or obtain any additional NSAALA Bonds as any Agency may require, until this Agreement terminates.

4.            Letter of Credit Draws. Should an Agency or an insurance company issuing an NSI Bond or an NSAALA Bond draw on a letter of credit provided by the Trust hereunder, NSI or NSAALA, as applicable, will execute a promissory note to the Trust in the amount drawn, payable upon the Trust’s demand with interest at 12% per annum.

5.            Compensation. NSI and NSAALA shall be obligated to pay the Trust the following as full compensation for its continued support of the NSI Bond and its support for any NSI Vendor Bonds and any NSAALA Bonds.

(a)	NSI will pay directly or reimburse the Trust for all costs the Trust incurs as a result of obtaining or maintaining the letters of credit to support the NSI Bond and any NSI Vendor Bonds.
NSAALA will pay directly or reimburse the Trust for all costs the Trust incurs as a result of obtaining or maintaining the letters of credit to support the NSAALA Bonds.
(c)

In consideration for making such letters of credit available to or for the benefit of NSI and NSAALA, NSI and NSAALA shall pay the Trust cash in the amount of $75,000 on each of the following dates: (i) not later than one month following the completion of the Acquisition (the “Closing”); and (ii) not later than the one-year anniversary of the Closing.

(d)	NSI and NSAALA will ensure that the letters of credit supporting their respective Bond obligations are terminated or returned not later than 24 months after the Closing (the “Termination Date”).

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The Trust may terminate or fail to renew any such letters of credit at any time after the Termination Date.
(e)

Should NSI or NSAALA fail to pay the amount due to the Trust pursuant to any of paragraphs 3(a), 3(b) or 3(c), the Trust may, upon not less than 30 days’ notice to NSAALA and NSI and an opportunity to cure the deficiencies described in the notice, terminate this Agreement and terminate or fail to renew any letters of credit then supporting the NSI Bond, any NSI Vendor Bonds or the NSAALA Bonds.

6.	Miscellaneous.
(a)

Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

(b)

Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by any of the parties without prior written consent of the others.

(c)	Amendments and Modifications. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.
(d)

Notices. All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice to the other parties hereto):

If to NSAALA or NSI:	Natural Soda AALA, Inc. 20971 E. Smoky Hill Rd. Centennial, CO 80015 Tel: (720) 876-2373 Fax: (720) 876-2374
With a copy (which does not constitute notice) in the case of any notice to NSAALA or NSI to:

Burns Figs & Will, P.C. Suite 1030, 6400 Fiddler’s Green Circle Englewood, CO 80111 Attn: Herrick K. Lidstone, Jr., Esq.

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If to the Trust:	Tel: (303) 796-2626 Fax: (720) 493-9951 6885 Elm Street McLean, Virginia 22101 Attn: David Newby Tel: (703) 821-4900 Fax: (703) 448-9678

If any party sends any notice to NSAALA or NSI, it will also send a copy of such notice to the other parties in order for such notice to be effective.

(e)          Governing Law. This Agreement shall be governed by the laws of the State of Colorado, without reference to rules of conflicts of law.

(f)           Entire Agreement. This Agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

(g)          Effect of Headings. The section headings are for convenience only and shall not affect the construction or interpretation of this Agreement.

(h)          Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

(i)           Authority. Each of the signatories on behalf of the parties hereto represents and warrants to each of the other parties that (s)he has executed this Agreement on behalf of the party for whom such signature appears with all necessary corporate, partnership, trust, or other authority (as the case may be).

[signatures on following

4

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day and year first above written.

NATURAL SODA AALA, INC. By: /s/ Bill H. Gunn Bill H. Gunn, Chairman	JACQUELINE BADGER MARS TRUST By: /s/ Jacqueline B. Mars Jacqueline B. Mars, Trustee
NATURAL SODA, INC. By: /s/ Bill H. Gunn Bill H. Gunn, Chairman

5

ADDENDUM TO SUPPORT AGREEMENT

THIS ADDENDUM TO THE SUPPORT AGREEMENT DATED DECEMBER 18, 2002, is made and entered into as of the 19th day of March, 2004 between Natural Soda Holdings, Inc., a Colorado corporation, 20971 E. Smoky Hill, Centennial, CO 80015, Attn: President (Tel: (720) 876-2373; Fax: (720) 876-2374) (the “Company”), Natural Soda, Inc., a Colorado corporation, 20971 E. Smoky Hill, Centennial, CO 80015, Attn: President (Tel. (720) 876-2373; Fax: (720) 876-2374) (the “Subsidiary”) and Jacqueline B. Mars, as Trustee of the Jacqueline Badger Mars Trust dated February 5, 1975, as amended, c/o Stone Hill Farm, 3417 Landmark Road, The Plains, Virginia 22171, Attn: David Newby (Tel: (514) 223-2578; Fax: (514 223-2575) (the “Trust”).

RECITALS

A.           The Company, the Subsidiary and the Trust are parties to the Support Agreement dated December 18, 2002 (the “Support Agreement”) where the Trust agreed (i) to provide letters of credit or other support necessary to permit the Subsidiary to obtain Bonds as required for the ownership, operation and maintenance of the WRNM assets and (ii) to continue supporting the Company in connection with the Bonds related to the Rock School Lease;

B.           The Subsidiary is to become the owner of a Secured Series A 10% Debenture issued by the Company in the principal amount of $750,000 (the “Debenture”) pursuant to closing of the Debenture Purchase Agreement as of the date hereof; and

C.           The Company, the Subsidiary and the Trust wish to enter this Addendum to the Support Agreement to provide that upon the Subsidiary receiving the Debenture, it will agree to pledge the Debenture to the Trust as security for the Trust’s obligations to provide support to the Company.

NOW, THEREFORE, with reference to the above recitals and in reliance thereon, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that upon receipt of the Debenture, the Subsidiary shall pledge the Debenture to the Trust as security for the Trust’s obligations to support the Company under the Support Agreement. The Subsidiary and the Trust agree that they shall enter into a Support Pledge Agreement to govern the rights of the parties under such pledge.

All other provisions of the Support Agreement shall remain unchanged. Capitalized terms used but not defined herein shall have the meanings set forth in the Support Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Addendum to the Support Agreement to be duly executed as of the date first above written.

The Company: Natural Soda Holdings, Inc. By: /s/ Bill H. Gunn Bill H. Gunn President

The Trust:

Jacqueline B. Mars, as Trustee of the Jacqueline Badger Mars Trust, dated February 5, 1975, as amended

By:  /s/ Joel A. Kobert
Joel A. Kobert Attorney in Fact for Jacqueline B. Mars, as Trustee of the Jacqueline Badger Mars Trust

The Subsidiary: Natural Soda, Inc. By: /s/ Bill H. Gunn Bill H. Gunn President

1.

Third Amended and Restated Guaranty Agreement, by and between AmerAlia, Inc., a Utah corporation (“AmerAlia”), and Jacqueline Mars as trustee for the Jacqueline Badger Mars Trust, dated November 29, 2001, is hereby incorporated by reference to Exhibit 1 of AmerAlia’s Form 8-K reporting an event of December 17, 2001.

2.

Fourth Amended and Restated Guaranty Agreement, by and between AmerAlia and Jacqueline Mars as trustee for the Jacqueline Badger Mars Trust, dated April 1, 2002, is hereby incorporated by reference to Exhibit 1 of AmerAlia’s Form 8-K reporting an event of March 29, 2002.

3.

Addendum to the Third and Fourth Amended and Restated Guaranty Agreements, by and between AmerAlia and Jacqueline B. Mars, as Trustee of the Jacqueline Badger Mars Trust dated February 5, 1975, as amended, dated March 19, 2004, is hereby incorporated by reference to Exhibit 10.40 of AmerAlia’s Form 10-QSB for its quarter ended December 31, 2003.